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                                                                    EXHIBIT 12.2

                                DC HOLDCO, INC.
             PRO FORMA COMBINED RATIO OF EARNINGS TO FIXED CHARGES
                        NINE MONTHS ENDED JUNE 30, 1995
                         YEAR ENDED SEPTEMBER 30, 1994
                          (IN MILLIONS, EXCEPT RATIOS)


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                                                                 SCENARIO 1 (1)                SCENARIO 2 (1)
                                                          ----------------------------  ----------------------------
                                                           NINE MONTHS    YEAR ENDED     NINE MONTHS    YEAR ENDED
                                                              ENDED      SEPTEMBER 30,      ENDED      SEPTEMBER 30,
                                                          JUNE 30, 1995      1994       JUNE 30, 1995      1994
                                                          -------------  -------------  -------------  -------------
EARNINGS
  Income from continuing operations before income taxes
   and cumulative effect of accounting changes..........   $   2,063.1    $   1,754.5    $   1,632.7    $   1,180.6
Plus
  Equity in loss of unconsolidated equity investees.....          93.8          132.6           93.8          132.6
  Interest expense and amortization of debt discounts
   and premiums on all indebtedness.....................         569.9          691.2        1,000.3        1,265.1
  Imputed interest on operating leases..................          76.1           88.9           76.1           88.9
                                                          -------------  -------------  -------------  -------------
  Total Earnings........................................   $   2,802.9    $   2,667.2    $   2,802.9    $   2,667.2
                                                          -------------  -------------  -------------  -------------
                                                          -------------  -------------  -------------  -------------

FIXED CHARGES
  Interest expense and amortization of debt discounts
   and premiums on all indebtedness.....................   $     569.9    $     691.2    $   1,000.3    $   1,265.1
  Capitalized interest..................................          32.8           44.2           32.8           44.2
  Imputed interest on operating leases..................          76.1           88.9           76.1           88.9
                                                          -------------  -------------  -------------  -------------
  Total Fixed Charges...................................   $     678.8    $     824.3    $   1,109.2    $   1,398.2
                                                          -------------  -------------  -------------  -------------
                                                          -------------  -------------  -------------  -------------
PRO FORMA COMBINED RATIO OF EARNINGS TO FIXED CHARGES...            4x             3x             3x             2x
                                                          -------------  -------------  -------------  -------------
                                                          -------------  -------------  -------------  -------------
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(1)  Upon  consummation of the Capital Cities  Merger, each outstanding share of
     Capital Cities Common  Stock will be  converted into the  right to  receive cash,  shares of New Disney Common Stock  or a combination of both cash and
     New Disney Common  Stock. The  exact amount of  cash and/or  shares of  New
     Disney  Common Stock to  be received by each  shareholder of Capital Cities pursuant to  the  Capital Cities  Merger  is dependent  upon,  among  other things,  (i) the stated  preferences of the  Capital Cities shareholders on their Election Forms, (ii)  the proration procedures to  be applied if  the
     Requested  Stock Amount exceeds  the Stock Component  or the Requested Cash
     Amount exceeds the Cash Component, and (iii) the level of the Maximum  Cash
     Amount, including any increase of the Maximum Cash Amount by Disney, in its sole  discretion. Accordingly,  two alternative scenarios  of unaudited pro forma combined ratios  of earnings  to fixed charges  are presented,  which give  effect to the  range of possible  amounts of New  Disney Common Stock and/or cash to be received by Capital Cities shareholders upon consummation of the Capital Cities  Merger. Scenario 1 assumes  that all Capital  Cities shareholders  receive one share of New Disney  Common Stock and $65 in cash for each outstanding share of  Capital Cities Common Stock, reflecting  the maximum  number of shares of New Disney  Common Stock which could be issued in connection with  the Acquisition.  Scenario 2 assumes  that all  Capital
     Cities  shareholders  receive solely  cash  for each  outstanding  share of
     Capital Cities Common Stock, without regard to the Cash Component.
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